UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2008 (June 18, 2008)

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-50715	76-0644935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 4300 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 458-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 18, 2008, Transmeridian Exploration Incorporated (the “Company”) received a notice of default (the “Notice”) from The Bank of New York (the “Indenture Trustee”) asserting that the Company has failed to comply with certain covenants under the Indenture, dated as of December 12, 2005, among Transmeridian Exploration Inc. (“TMEI”), a British Virgin Islands company and wholly owned subsidiary of the Company, the Company and certain of the Company’s other subsidiaries, as guarantors, and the Indenture Trustee, as supplemented by the First Supplemental Indenture, dated as of December 22, 2005 and the Second Supplemental Indenture, dated as of May 24, 2006 (the “Indenture”) governing TMEI’s outstanding 12% senior secured notes due 2010 (the “Notes”). Specifically, the Notice asserts that the Company has failed to (i) provide the Indenture Trustee with the required opinion of counsel pursuant to Section 11.3(c) of the Indenture (the “Opinion”), such Opinion covering, among other things, the necessity of recordings, registrations, filings, re-recordings, re-registrations and refilings to maintain the effectiveness of certain liens created in connection with the Indenture, (ii) comply with Section 4.16(b) of the Indenture, which requires, among other things, the delivery of a written statement of the Company’s independent public accountants that the Company has not violated any provisions of Article IV or Article V of the Indenture or, if any such violation has occurred, specifying the nature and period of existence thereof (the “Compliance Certificate” and, together with the Opinion, the “Annual Deliverables”) and (iii) make the June 15, 2008 interest payment under the Indenture. The Notice also stated that the Notice constitutes the Indenture Trustee’s “Notice of Default” and demand that the default be remedied as set forth in Section 6.1 of the Indenture.

On June 27, 2008, the Company made payment to the Indenture Trustee in an amount equal to $8,700,000, thereby satisfying the interest payment due June 15, 2008 within the applicable grace period.

Under Section 6.1 of the Indenture, the Company’s failure to deliver the Annual Deliverables is not an event of default until the Company receives notice from the Indenture Trustee regarding the default and the Company fails to cure such default within 60 days after actual receipt of the Notice (i.e., by August 17, 2008). The Company intends to cure the defaults within such cure period and deliver the Annual Deliverables. Accordingly, as of the date of this Current Report, there has not been an increase or acceleration of a direct financial obligation and the Company does not expect that any direct financial obligation will increase or accelerate as a result of the failure to deliver the Annual Deliverables. In the event that the Annual Deliverables are not delivered to the Indenture Trustee within the cure period, such default would mature into an Event of Default under the Indenture and the Indenture Trustee, by notice to the Company, or the holders of at least 25% in principal amount of the Notes, by notice to the Company and the Indenture Trustee, may declare the principal, premium, accrued and unpaid interest and certain additional amounts on the Notes to be due and payable immediately. The Company issued the Notes in the aggregate principal amount of $290 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMERIDIAN EXPLORATION INCORPORATED

Date: July 7, 2008	By:	/s/ Earl W. McNiel
	Name:	Earl W. McNiel
	Title:	Vice President and Chief Financial Officer